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                                                                Exhibit 99
News
Release                                                               TXU
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1601 Bryan Street
Dallas, Texas 75201-3411

                                                         FOR IMMEDIATE RELEASE
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        TXU Meets With Financial Analysts at EEI Financial Conference
             Updates 3rd Quarter and Full Year 2003 Earnings Guidance

DALLAS - October 27, 2003 - TXU (NYSE:TXU) met today with financial analysts at the annual Edison Electric Institute Financial Conference. TXU Chairman and Chief Executive Erle Nye and other senior executives reviewed recent highlights for the company and updated earnings guidance for the third quarter ended September 30, 2003 and for the full year 2003.

The more significant highlights are listed below.
o The sale of the telecommunications business is on track for closing in the first quarter of 2004.
o The company is evaluating the feasibility of a partial initial public offering of its Australia business.
o The company continues to meet or exceed its plans for mass market customer retention and large business customer contracting in Texas.
o Significant cost reduction initiatives are delivering results throughout the business.

TXU increased guidance for diluted earnings from continuing operations for the third quarter ended September 30, 2003, to approximately $1.00 per share of common stock. Previous guidance for the period was around $0.90 per share. The company attributed the improved third quarter performance to better than expected results from the North America Energy Delivery and TXU Australia segments. Energy Delivery's results were better than expected primarily due to timing of operating costs. TXU Australia's performance was driven primarily by increased sales due to cold weather, increased large business market electricity sales, lower wholesale electricity prices, and effects of strong performance of the Australian dollar. Actual results for the third quarter will be provided in the earnings release and related conference call on November 5, 2003.

During discussions of 2003 and 2004 full year guidance, TXU Chief Financial Officer Dan Farell said, "I am comfortable with market consensus estimates for 2003 of around $2.00 per share, fully diluted earnings from continuing operations before cumulative effect of changes in accounting principles. While 2004 financial planning is still in progress, our targeted earnings per share growth for 2004 remains at four to six percent."

The meeting was webcast live and a replay of the meeting will be available later today on the Company's website at www.txucorp.com under the Investor Resources section.

TXU will release its third quarter earnings on Wednesday, November 5, 2003. At 10:00 a.m. Central (11:00 a.m. Eastern) that day, TXU will host a conference call with analysts in which senior management will discuss the quarter's results. TXU will webcast the event live at www.txucorp.com. If you are unable to attend the live webcast, a replay will be available on our website later that day.
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The following information is provided for analysts who would like to participate in the conference call:
                           United States & Canada:   800/309-0343
                           International:            706/634-7057
                           Conference ID:            3123746
                           Moderator:                Tim Hogan

TXU is a major energy company with operations in North America and Australia. TXU manages a diverse energy portfolio with a strategic mix of over $31 billion of assets. TXU's distinctive business model for competitive markets integrates generation, portfolio management, and retail into one single business. The regulated electric and natural gas distribution and transmission businesses complement the competitive operations, using asset management skills developed over more than a hundred years, to provide reliable energy delivery to consumers and earnings and cash flow for stakeholders. In its primary market of Texas, TXU's portfolio includes 19,000 megawatts of generation and additional contracted capacity with a fuel mix of coal/lignite, natural gas/oil, nuclear power and wind. TXU serves more than five million customers in North America and Australia, including 2.6 million competitive electric customers in Texas where it is the leading energy retailer. Visit www.txucorp.com for more information about TXU.


This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings. The risks and uncertainties set forth in the company's SEC filings include TXU's ability to negotiate satisfactory terms and obtain all necessary governmental and other approvals and consents for the sale of TXU Communications, prevailing government policies on environmental, tax or accounting matters, regulatory and rating agency actions, weather conditions, unanticipated population growth or decline and changes in market demand and demographic patterns, changing competition for customers including the deregulation of the U.S. electric utility industry and the entry of new competitors, pricing and transportation of crude oil, natural gas and other commodities, financial and capital market conditions, unanticipated changes in operating expenses and capital expenditures, legal and administrative proceedings and settlements, inability of the various counterparties to meet their obligations with respect to financial instruments, and changes in technology used and services offered by TXU Corp.



                                      -END-

Investor Relations:
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Tim Hogan                    Rose Blessing                      Laura Conn
214/812-4641                 214/812-2498                       214/812-3127

Media:                       Individual Shareholders:
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Carol Peters                 Shareholder Services
214/812-5924                 214/812-8100 or 800/828-0812